As filed with the Securities and Exchange Commission on September 5, 2000 Registration No.
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------

                           HALLWOOD ENERGY CORPORATION
             (Exact name of registrant as specified in its articles)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                       4610 South Ulster Street, Suite 200
                             Denver, Colorado 80237
                                 (303) 850-7373
               (Address, including ZIP Code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                           ---------------------------


                                   84-1489099
                                (I.R.S. Employer
                               Identification No.)



                               Cathleen M. Osborn
                       Vice President and General Counsel
                           Hallwood Energy Corporation
                       4610 South Ulster Street, Suite 200
                             Denver, Colorado 80237
                                 (303) 850-7373
                (Name, address, including ZIP code, and telephone
                    number, including area code, of agent for
                                    service)

                           ---------------------------

                                    Copy to:
                                 W. Alan Kailer
                            Jenkens & Gilchrist, P.C.
                          1445 Ross Avenue, Suite 3200
                            Dallas, Texas 75202-2799
                           ---------------------------



     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box: [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                           ---------------------------


                                        CALCULATION OF REGISTRATION FEE

                                                       Proposed Maximum
        Title of Securities         Amount Being         Offering Price    Proposed Maximum            Amount of
         Being Registered            Registered (1)        Per Share (1) Aggregate Offering Price   Registration Fee
                                                                            -------------------------
Common Stock, $0.01 par value           417,406              $8.375                $3,495,775                $923
=================================== ================  ===================== =========================  =================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices reported on the Nasdaq-National Market on August 28, 2000.

                           ---------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------

PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 Subject to Completion, dated September __, 2000

                                 417,406 Shares

                           HALLWOOD ENERGY CORPORATION

                                  Common Stock
                           (Par Value $0.01 Per Share)
                           ---------------------------



         This prospectus relates to the public offering, which is not being underwritten, of up to 417,406 shares of Hallwood's common stock, par value $0.01 per share.

         The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or negotiated transactions. Hallwood will not receive any of the proceeds from the sale of the shares.

         Hallwood originally issued the shares in connection with an agreement to purchase oil and gas properties owned by several entities, and such selling entities are registering the shares pursuant to that agreement. Hallwood is paying all expenses of registration of the shares, but the selling stockholders will pay all selling and other expenses they incur.

         The common stock is traded on the Nasdaq National Market under the symbol "HECO." The last reported sale price of common stock on August 28, 2000, on Nasdaq was $8.25 per share.

         See "Risk Factors" beginning on page 4 for a discussion of certain factors that should be carefully considered by prospective purchasers of the common stock offered hereby.

                           ---------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                           ---------------------------



                The date of this prospectus is September 5, 2000.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by Hallwood or any of the selling stockholders. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the facts set forth in this prospectus or in the affairs of Hallwood since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                                TABLE OF CONTENTS

Where You Can Find More Information............................................2
Risk Factors...................................................................3
The Company....................................................................6
Selling Stockholders...........................................................7
Use of Proceeds................................................................8
Plan of Distribution...........................................................8
Legal Matters..................................................................9
Experts.......................................................................10

                       WHERE YOU CAN FIND MORE INFORMATION

Available Information

         Hallwood files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Hallwood's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Hallwood files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

         Hallwood filed a registration statement on Form S-3 (File No. [ ]) to register with the SEC the shares of common stock. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information contained in the registration statement or in the exhibits to the registration statement. The registration statement may be inspected and copied at the public reference facilities of the SEC described above.

Incorporation of Certain Documents by Reference

         The SEC allows Hallwood to "incorporate by reference" certain information into this document. The information incorporated by reference is an important part of this prospectus, and information that Hallwood files later with the SEC will automatically update and supersede this information. Hallwood incorporates by reference the documents listed below and any further filings Hallwood makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

         o Annual  Report on Form 10-K for the year ended  December  31, 1999;

         o Quarterly Report on Form 10-Q for the three months ended March 31, 2000;

         o Quarterly Report on Form 10-Q for the three months ended June 30, 2000; and

         o The description of the common stock contained in the registration statement on Form S-4, registration number 333-77409, filed with the SEC, including any amendments or reports filed for the purpose of updating that description.

         The documents incorporated by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this prospectus is delivered on written or oral request, without charge, directed to Hallwood Energy Corporation, 4610 South Ulster Street, Suite 200, Denver, Colorado 80237, (telephone number (303) 850-7373), Attention: Secretary.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Hallwood has not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

         Prospective purchasers should carefully consider the following risk factors, together with the other information provided, before deciding to purchase shares of common stock. Each of these risk factors could adversely affect the value of an investment in the common stock.

Hallwood's success might be adversely affected by the volatility of oil and gas prices

         It is impossible to predict future oil and gas price movements with certainty. Declines in oil and gas prices may materially adversely affect
Hallwood's financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower oil and gas prices may also reduce the amount of oil and gas that Hallwood can produce economically.

         Hallwood's revenues, profitability, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of its properties, will be substantially dependent upon prevailing prices of oil and gas. Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond Hallwood's control.

Hedging arrangements may expose Hallwood to financial loss

         To reduce its exposure to short-term fluctuations in the prices of oil and gas, Hallwood periodically enters into hedging arrangements. The hedging arrangements apply to only a portion of its production and provide only partial price protection against declines in oil and gas prices. Such hedging arrangements may expose Hallwood to risk of financial loss in some circumstances, including instances where production is less than expected or where the other party to any hedging arrangement fails to perform. In addition, when oil and gas prices are increasing, the hedging arrangements may negatively affect Hallwood's cash flow or require us to post collateral to its counterparties.

         Similarly, in order to reduce its exposure to short-term fluctuations in interest rates and to provide a measure of predictability for a portion of its interest payments under its debt facilities, we have entered into contracts to hedge its interest payments on a portion of its variable rate debt. These hedges provide only partial protection against increases in interest rates. These hedging arrangements may expose Hallwood to risk of financial loss in some circumstances, including instances where the other party to any hedging arrangement fails to perform. In addition, the hedging arrangements may limit the benefit to Hallwood of declines in interest rates.

Hallwood experiences competition from larger, more established oil and gas companies

         Hallwood encounters competition from other oil and gas companies in all areas of its operation, including the acquisition of exploratory prospects and proven properties. Hallwood's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than Hallwood's and, in many instances, have been engaged in the oil and gas business for a much longer time than Hallwood. Those companies may be able to pay more for exploratory prospects and productive oil and gas properties, and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than

Hallwood's financial or human resources permit. Hallwood's ability to explore for oil and gas prospects and to acquire additional properties in the future will be dependent upon its ability to conduct its operations, to evaluate and select suitable properties and to consummate transactions in highly competitive environments.

There are numerous risks relating to drilling activities

         Hallwood's success will be materially dependent upon the continued success of its drilling program. Hallwood's future drilling activities may not be successful and, if drilling activities are unsuccessful, such failure will have an adverse effect on Hallwood's future results of operations and financial condition. Oil and gas drilling involves numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered, even if the reserves targeted are classified as proved. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment. Although Hallwood has identified numerous drilling prospects, there can be no assurance that such prospects will be drilled or that oil or gas will be produced from any such identified prospects or any other prospects.

Availability of capital is important to Hallwood's ability to grow

         The acquisition of reserves is capital intensive, and funding for the costs of acquisition may be greater than Hallwood's cash flow can provide. As a result, additional financing may be required, and the availability or terms of any such additional financing cannot be assured. In the event sufficient capital resources are not available to Hallwood, it may negatively affect Hallwood's flexibility in planning for and reacting to possible acquisition activities.

There are numerous risks relating to the acquisition of oil and gas properties

         The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, Hallwood will perform a review of the subject properties that it believes to be generally consistent with industry practices. This usually includes on-site inspections and the review of reports filed with various regulatory entities. Such a review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of these problems. There can be no assurances that any acquisition of property interests by Hallwood will be successful and, if an acquisition is unsuccessful, that the failure will not have an adverse effect on Hallwood's future results of operations and financial condition.

There are a number of hazards relating to well operations and lack of insurance

         The oil and gas business involves certain hazards such as well blowouts; cratering; explosions; uncontrollable flows of oil, gas or well fluids; fires; formations with abnormal pressures; pollution; and releases of toxic gas or other environmental hazards and risks, any of which could result in substantial losses to Hallwood. In addition, Hallwood may be liable for environmental damages caused by previous owners of property purchased or leased by Hallwood. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of Hallwood's properties. While Hallwood believes that it maintains all types of insurance commonly maintained in the oil and gas industry, it does not maintain business interruption insurance. In addition, Hallwood cannot predict with certainty the circumstances under which an insurer might deny coverage. The occurrence of an event not fully covered by insurance could have a materially adverse effect on Hallwood's financial condition and results of operations.

Hallwood may find it difficult to continue to replace and expand its reserves

         Future oil and gas production depends on continually replacing and expanding reserves. In general, the volume of production from oil and gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Hallwood's future oil and gas production is, therefore, highly dependent upon its ability to economically find, develop or acquire additional reserves in commercial quantities. Except to the extent Hallwood acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of Hallwood will decline as reserves are produced. The business of exploring for, developing or acquiring reserves is capital-intensive. To the extent cash flow from operations is reduced, and external reserves of capital become limited or unavailable, Hallwood's ability to make the necessary capital investments to maintain or expand its asset base of oil and gas reserves would be impaired. In addition, there can be no assurance that Hallwood's future exploration, development and acquisition activities will result in additional proved reserves or that Hallwood will be able to drill productive wells at acceptable costs. Furthermore, although Hallwood's revenues could increase if prevailing prices for oil and gas increase significantly, Hallwood's finding and development costs could also increase.

Estimates of reserves and future cash flows are imprecise

         Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies, and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected from them prepared by different engineers, or by the same engineers but at different times, may vary substantially, and such reserve estimates may be subject to downward or upward adjustment based upon such factors. In addition, the status of the exploration and development program of any oil and gas company is ever-changing. Consequently, reserve estimates also vary over time. Actual production, revenues and expenditures with respect to Hallwood's reserves will likely vary from estimates, and such variances may be material.

                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         Some statements contained in this document regarding future financial performance and results and other statements that are not historical facts are "forward-looking statements." The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward- looking statements. Such statements and Hallwood's results may be affected by numerous risks, uncertainties and assumptions, including but not limited to:

         o    changes in general economic conditions in the United States;

         o    changes in law and regulations to which Hallwood is subject;

         o the cost and effects of legal and administrative claims and proceedings against Hallwood or its subsidiaries or which may be brought against Hallwood or its subsidiaries;

         o conditions in the capital markets utilized by Hallwood to access capital to finance operations;

         o    Hallwood's   ability  to  develop  expanded  markets  and  product
              offerings as well as maintain existing markets;

         o    energy prices;

         o    competition from other pipelines and alternate fuels;

         o the ability of Hallwood to sustain its past practice of growth through acquisitions; and

         o the general level of natural gas and petroleum product demand and weather conditions, among other things.

                                   THE COMPANY

         Hallwood Energy Corporation is a Delaware corporation engaged in the development, exploration, acquisition and production of oil and gas properties. Hallwood began operations June 8, 1999, in connection with the consolidation of Hallwood Energy Partners, L.P. and Hallwood Consolidated Resources Corporation and the acquisition of the direct energy interests of The Hallwood Group Incorporated.

         Today, Hallwood is an active exploration and production company, with over twenty years of experience in expanding reserves through a variety of methods, including acquisitions, consolidations, and development and exploration drilling. During the 1970's and 1980's, Hallwood's predecessors expanded primarily through mergers and acquisitions. In the 1990's, growth was achieved through acquisitions, exploration and exploitation. At June 30, 2000, Hallwood had $192 million in assets.

         Hallwood's focus moving forward will be directed toward meaningful reserve growth through core area development and a significant exposure to high return and moderate risk opportunities, with a significant portion of free cash flow now exposed to these opportunities. Historically, Hallwood has made strategic acquisitions in its core areas and it will continue to look for similar opportunities in the future.

         During the second quarter of 2000, Hallwood Energy Corporation produced an average of 60 million cubic feet of gas and 1,429 barrels of oil per day. After the Company's strategic property sales in the first quarter of 2000, the Company currently owns approximately 500 properties in five states. Hallwood's properties are primarily located in the Gulf Coast, Greater Permian and Rocky Mountain regions.


                                Daily Production
                      (for the quarter ended June 30, 2000)


                                                     Net             Percentage
Natural Gas (Mcfd)                                  60,044             88%
Oil (Bopd)                                           1,429             12%
                                                     -----             ---
  Total (Mcfde)                                     68,618            100%
                                                    ======            ====

         Estimated proved reserves at December 31, 1999 for the Company totaled 152 billion cubic feet of gas and 12 million bbl of oil (222 Bcfe) of which 91% were proved developed. Using 1999 pro forma production rates, the reserves have a remaining life of approximately 8 years.

         The present value of projected future net cash flows from the proved reserves at December 31,1999 aggregated $208 million, based upon a 10% discount rate, using year-end gas and oil prices held constant. The Company directly operated 89% of this value. The weighted average unit prices used in estimating end of year 1999 reserves and related future net cash flows were $2.00 per mcf and $24.32 per barrel.

               Proved Reserves as of December 31, 1999

                                       Developed            Undeveloped

Natural Gas (Mmcf)                      139,839                11,829
Oil (Mbls)                               10,301                 1,380
                                         ------                 -----
  Total (Mmcfe)                         201,645                20,109
                                        =======                ======


                  Allocation of 2000 Capital Budget by Region

 Region                                       Net Capital          Percentage of
                                             ($ in 000's)            Net Capital

Gulf Coast                                     $ 14,500                   60%
Rocky Mountain                                    7,000                   30%
Greater Permian                                     500                    2%
Other                                             2,000                    8%
                                                  -----                    --
 Total Proposed Capital Projects                $24,000                  100%
                                                =======                  ====

         During the first six months of 2000, the Company completed the disposition of certain non-strategic assets. Hallwood's goal was to concentrate our efforts on four core areas instead of eleven. Proceeds of over $21 million were used to reduce debt, improving the Company's debt capitalization ratios. As a result of these sales and other planned overhead reductions, per Mcfe lease operating costs are expected to decrease by 5% to 10% from pre-sale levels, and ultimately administrative savings should total slightly less than $1 million per year. The non-strategic properties that were sold consisted of approximately 500 wells and represented over 35% of Hallwood's total well count. However, the net cash flow reduction in the year 2000 resulting from the sales will be only 11%.


                            Proved Reserves by Region
                            (as of December 31, 1999)
                                                                Present Value at
                                                                    10% Discount
  Location                Gas (Mmcf)         Oil (Mbbl)            ($ in 000's)

Gulf Coast Region          24,945               1,328               $   41,336
Greater Permian Region     30,071               5,540                   56,019
Rocky Mountain Region      93,838               1,322                   91,005
Other                       2,814               3,491                   19,640
                            -----               -----                   ------
 Total                    151,668              11,681                $ 208,000
                          =======              ======                  =======


                              SELLING STOCKHOLDERS

         The following table sets forth the name, address and relationship with Hallwood of each Selling Stockholder and (i) the number of shares of common stock beneficially owned by each Selling Stockholder as of August 30, 2000,

(ii) the maximum number of shares of common stock which may be offered for the account of each Selling Stockholder under this prospectus and (iii) the amount and percentage of common stock that would be owned by each Selling Stockholder after completion of the offering, assuming the sale of all of the common stock which may be offered hereunder. Except as otherwise noted below, none of the selling stockholders has, within the past three years, had any position, office or other material relationship with Hallwood.


                                                                                                        Percentage of
         Name and Address of                   Shares Owned              Shares Which May Be           All Outstanding
         Selling Stockholder               Prior to Offering(1)           Sold Hereunder(2)              Common Stock

John D. and Catherine T.                          313,055                      313,055                       3.35%
   MacArthur Foundation
c/o Joshua J. Mintz
140 South Dearborn Street
Suite 1100
Chicago, Illinois  60603-5285
CHC I Limited                                     104,351                      104,351                       1.12%
c/o Patrick G. Cox
5956 Sherry Lane, Suite 1300
Dallas, Texas  75225

------------

(1) Beneficial ownership as of August 30, 2000, based upon information provided by the respective selling stockholders.

(2) Assumes sale of all shares of Common stock registered hereunder, although selling stockholders are under no obligation known to Hallwood to sell any shares of common stock at this time.



                                 USE OF PROCEEDS

         The selling stockholders will receive all of the proceeds from the sale of shares offered by this document. Hallwood will not receive any proceeds from the sale of the shares.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised Hallwood that they (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) intend to sell all or a portion of the shares offered by this prospectus from time to time on the Nasdaq National Market, in negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at prices reasonably related thereto or at negotiated prices, or by a combination of the foregoing methods of sale through:

         o ordinary brokerage transactions in which the broker solicits purchases;

         o sales to one or more brokers or dealers as principal, and the resale by such brokers or dealers for their account pursuant to this prospectus, including resales to other brokers and dealers;

         o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

         o    negotiated transactions with purchasers with a broker or dealer.

Hallwood is not aware as of the date of this prospectus of any agreements between the selling stockholders and any broker-dealers with respect to the sale of the shares offered by this prospectus. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions:

         o broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling stockholders;

         o the selling stockholders may sell shares of common stock short and deliver the shares to close out such short positions;

         o the selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus; and

         o the selling stockholders may pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         The selling stockholders and any broker, dealer or other agent executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by any such broker, dealer or agent and profit on any resale of the shares of principal may be deemed to be underwriting commissions under the Securities Act. Commissions received by a broker, dealer or agent may be in excess of customary compensation. The shares may also be sold in accordance with Section 4(1) of the Securities Act or Rule 144 and Rule 145 under the Securities Act.

         Information as to whether underwriters who may be selected by the selling stockholders, or any other broker- dealer, is acting as principal or agent for the selling stockholders, the compensation to be received by underwriters who may be selected by the selling stockholders, or any broker-dealer, acting as principal or agent for the selling stockholders and the compensation to be received by other broker-dealers, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         All expenses of registration incurred in connection with the offering will be borne by Hallwood. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

         The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling stockholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the common stock. We will require the selling stockholders, and their brokers if applicable, to provide a letter that acknowledges their compliance with Regulation M under the Exchange Act before authorizing the transfer of the selling stockholders' shares.

         The selling stockholders may offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the common stock.

                                  LEGAL MATTERS

         The validity of the shares will be passed upon for Hallwood by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

Dallas1 602714 v 6, 21545.00001
                                        9

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from Hallwood Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the shares.


Securities and Exchange Commission, registration fee  ................  $    923
Printing and mailing ................................................        500
Accountant's fees and expenses ........................................   15,000
Counsel fees and expenses .............................................   12,000
Miscellaneous .....................................................            0
                                                                     -----------
         Total  .......................................................  $28,423

         The Selling Stockholders will pay or bear any selling or underwriting discounts and commissions and other selling expenses with respect to the offer and sale of their shares of common stock.

Item 15.  Indemnification of Directors and Officers

         The Certificate of Incorporation of Hallwood generally limits the liability of Hallwood's directors and officers to Hallwood and the stockholders for money damages to the fullest extent permitted from time to time by the laws of the state of Delaware. The Certificate also provides generally for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the right of Hallwood in which the director was adjudged liable to Hallwood or in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of Hallwood pursuant to the foregoing provisions or otherwise, Hallwood has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

         Hallwood may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.


Item 16.  Exhibits


(1) 3.1   - Certificate of Incorporation of Hallwood Energy Corporation
(1) 3.2   - Bylaws of Hallwood Energy Corporation
(1) 4.1   - Certificate of Designations of the Series A Cumulative Preferred
             Stock of Hallwood Energy Corporation
(2) 4.1.1 - Rights Agreement dated as of June 8, 1999, between the Company and
             Registrar and Transfer Company
(1) 4.2   - Form of Certificate of Designation of Series A Junior Participating
             Preferred Stock of Hallwood Energy Corporation
    4.3   - Form of Share Certificate
    5.1   - Opinion of Jenkens & Gilchrist, A Professional Corporation
(1) 10.2* - 1999 Long-Term Incentive Plan of Hallwood Energy Corporation
(1) 10.3* - 1999 Long-Term Incentive Plan Loan Program of Hallwood Energy
             Corporation

(2) 10.5    - Registration Rights Agreement dated as of June 8, 1999, between the Company and The Prudential Insurance Company of America
(2) 10.6*   - Change of Control Agreement between the Company and Certain
                Executives, dated as of June 9, 1999
(4) 10.6.1* - Amended Schedule for Change of Control Contracts, dated as of
                December 13, 1999
(2) 10.7    - Amended and Restated Credit Agreement dated as of June 8, 1999, among the Company and certain of its subsidiaries and the Banks listed therein
(2) 10.8    - Agreement Regarding Initial Exercise Price dated June 9, 1999, between the Company and The Prudential Insurance Company of America
(2) 10.9*   - Phantom Working Interest Incentive Plan of Hallwood Energy
                Corporation dated as of June 8, 1999
(2) 10.10   - Amended and Restated Subordinated Note and Warrant Purchase
                Agreement dated as of June 8, 1999, between Hallwood Consolidated Resources Corporation and The Prudential Insurance Company of America
(2) 10.11   - Common Stock Purchase Warrant dated June 8, 1999 between the
                Company and The Prudential Insurance Company of America
(3) 10.12   - Amendment No. 1 to Credit Agreement, dated as of October 15, 1999
(3) 10.13   - Letter Amendment No. 1 to Note Agreement, dated as of October 15,
                1999
(4) 10.14   - Amendment No. 2 and Waiver to Credit Agreement, dated as of
                January 27, 2000
    23.1   -- Consent of Jenkens & Gilchrist, a Professional Corporation
               (included in Exhibit 5.1)

    23.2   -- Consent of Deloitte & Touche LLP

    24.1   -- Power of Attorney (included in Signature Page)
         -------------------------

(1) Incorporated by reference to the same exhibit number filed with Registrant's registration statement No.33-77409.
(2) Incorporated by reference to the same exhibit number filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
(3) Incorporated by reference to the same exhibit number filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
(4) Incorporated by reference to the same exhibit number filed with the Registrant's Annual Report on Form 10-K for the Year ended December 31, 1999.
* Designates management contracts or compensatory plans or arrangements.

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on the 5th day of September, 2000.

                                           HALLWOOD ENERGY CORPORATION
                                           a Delaware corporation (Registrant)

                                           By:/s/ Cathleen M. Osborn
                                                    Cathleen M. Osborn
                                                    Vice President

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints William L. Guzzetti and Cathleen M. Osborn, and each of them, full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any or all amendments (including post-effective amendments) to this registration statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their substitutes or substitute, full power and authority to do and perform each and every act and thing necessary and advisable as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                    Signature                                      Title                                  Date

/s/ Anthony J. Gumbiner                          Chairman of the Board and Director                 September 5, 2000
------------------------------------------------
Anthony J. Gumbiner                              (Chief Executive Officer)

/s/ William L. Guzzetti                          President and Director                             September 5, 2000
------------------------------------------------
William L. Guzzetti

/s/ William J. Baumgartner                       Vice President, Principal Financial                September 5, 2000
------------------------------------------------
William J. Baumgartner                           and Accounting Officer

/s/ Hans-Peter Holinger                          Director                                           September 5, 2000
------------------------------------------------
Hans-Peter Holinger

/s/ Rex A. Sebastian                             Director                                           September 5, 2000
------------------------------------------------
Rex A. Sebastian

/s/ Nathan C. Collins                            Director                                           September 5, 2000
------------------------------------------------
Nathan C. Collins

/s/ John R. Isaac, Jr.                           Director                                           September 5, 2000
------------------------------------------------
John R. Isaac, Jr.

/s/ Jerry A. Lubliner                            Director                                           September 5, 2000
------------------------------------------------
Jerry A. Lubliner

/s/ Hamilton P. Schrauff                         Director                                           September 5, 2000
------------------------------------------------
Hamilton P. Schrauff

/s/ Bill M. Van Meter                            Director                                           September 5, 2000
------------------------------------------------
Bill M. Van Meter